Tyler Cooper & Alcorn
                       205 Church Street
                         P.O. Box 1936
                    New Haven, CT 06509-1910

February 14, 1997

Board of Directors
Sonics & Materials, Inc.
West Kenosia Avenue
Danbury, Connecticut 06810

RE:  Sonics & Materials, Inc.
     Registration Statement No. 33-96414, as amended

Dear Sirs and Madams:

     We have acted as counsel for Sonics & Materials, Inc. (the "Company") in connection with the Company's proposed public offering of up to 1,725,000 shares of Common Stock (underlying the exercise of outstanding Class A Redeemable Common Stock Purchase Warrants (the "Warrants")), and the proposed public offering by certain selling securityholders of up to 100,000 Options (the "Selling Securityholder Options") to purchase shares of Common Stock and Warrants (the "Selling Securityholder Warrants"), 100,000 shares of Common Stock (underlying the exercise of the Selling Securityholder Options), 100,000 Warrants to purchase shares of Common Stock (underlying the exercise of the Selling Securityholder Options), and 100,000 shares of Common Stock (underlying the exercise of the Selling Securityholder Warrants) (collectively, the "Securities").

     We have examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of pertinent documents, corporate records and other instruments relating to the issuance of the Securities and other actions and proceedings relating thereto. In rendering this opinion, we have assumed that there will be no change in applicable law between the date of this opinion and the date of issuance of the Securities proposed to be issued and sold by the Company as described in Registration Statement No. 33-96414, as amended, on
Form   SB-2 filed with the Securities and Exchange Commission
(the "Registration Statement").

     Based upon the foregoing, we are of the opinion that (i) the shares of Common Stock proposed to be issued and sold by the Company upon exercise of the Warrants, the Selling Securityholder Options and the Selling Securityholder Warrants, when issued and sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable, and (ii) the Selling Securityholder Warrants proposed to be issued and sold by the Company upon exercise of the Selling Securityholder Options, when issued and sold as described in the Registration Statement, will be binding obligations of the Company as set forth therein.

     The opinions expressed herein are only as to matters governed by the corporate laws of the State of Delaware and United States federal law.

     The opinions expressed herein are qualified to the extent that the enforceability of the Selling Securityholder Warrants may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or other laws affecting creditors' rights generally, by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or law) and the requirement that persons act reasonably and in good faith and deal fairly.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement.

                              Very truly yours,
                              TYLER COOPER & ALCORN

                           By: /s/ Jon T. Hirschoff
                              -------------------------
                              Jon T. Hirschoff, A Partner